Exhibit 99.1
FOR IMMEDIATE RELEASE

Origin Bancorp, Inc. Announces Exit from Small Business Lending Fund

RUSTON, LOUISIANA (June 8, 2018) - Origin Bancorp, Inc. (Nasdaq: OBNK) (“Origin”), the financial holding company for Origin Bank, announced that it has redeemed all of the outstanding shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series SBLF, liquidation amount $1,000 per share (“SBLF Preferred Stock”), which had been issued to the United States Department of the Treasury in July 2011 as a part of the Treasury’s Small Business Lending Fund program. The program was a $30 billion voluntary program designed to encourage small business lending by providing capital to qualified community banks.

The aggregate redemption price of the SBLF Preferred Stock was approximately $49.1 million, including dividends accrued but unpaid to, but not including, the redemption date. The redemption of the SBLF Preferred Stock terminates Origin’s participation in the Small Business Lending Fund program.

“The SBLF program provided a good source of capital for healthy and growing banks like ours to continue to be a reliable source of credit for small businesses during and coming out of the economic recession,” said Drake Mills, Origin’s chairman, president and chief executive officer. “During our participation in the program, we grew our small business commercial lending, as defined by the program, by approximately $532.5 million or 137.31% through year-end 2017. Our exit today simplifies our capital structure and lowers our overall funding costs following our recently completed initial public offering, but will have no impact on our continuing commitment to our small business customers across all of our markets.”

Origin also announced that it had effected the conversion of all of the 901,644 shares of its outstanding Series D preferred stock into shares of its common stock, on a one-for-one basis, effective June 8, 2018. As a result, no shares of Series D preferred stock remain outstanding.

About Origin Bancorp, Inc.
Origin is a financial holding company for Origin Bank, headquartered in Ruston, Louisiana, which provides a broad range of financial services to small and medium-sized businesses, municipalities, high net-worth individuals and retail clients from 41 banking centers located from Dallas/Fort Worth, Texas across North Louisiana to Central Mississippi, as well as in Houston, Texas.   For more information, visit www.origin.bank.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable of a future or forward-looking nature. These forward-looking statements are not historical facts, but instead represent Origin’s current expectations and assumptions regarding its business, the economy and other future conditions. Accordingly, by their nature, forward-looking statements are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict, and actual results may differ materially from those contemplated by the forward-looking statements. Accordingly, you are cautioned against relying on any of these forward-looking statements, which are neither statements of historical fact, nor guarantees or assurances of future performance.

There are or will be important factors that could cause Origin’s actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: prevailing business and economic conditions generally and in the financial services industry, nationally and within Origin’s local markets; Origin’s ability to prudently manage growth and execute its strategy; changes in interest rates, loan demand, real estate values and competition, any of which can materially affect loan origination levels, as well as other aspects of Origin’s financial performance, including earnings on interest-bearing assets; the level of defaults, losses and prepayments on loans made by Origin, whether held in portfolio or sold in the secondary markets; changes in the laws, rules, regulations, interpretations or policies relating to financial institution, accounting, tax, trade, monetary and fiscal matters; competition for customers, qualified personnel and desirable office locations; natural disasters and adverse weather, acts of terrorism, or other international or domestic calamities; and other factors that are discussed in the section titled "Risk Factors" in Origin's prospectus filed with the Securities and Exchange Commission on May 9, 2018 under Section 424(b) of the Securities Act of 1933, as amended.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in the documents filed by Origin with the Securities and Exchange Commission and available on its website at www.sec.gov. Any forward-looking statement speaks only as of the date on which it is made. Factors or events that could cause Origin’s actual results to differ may emerge from time to time, and it is not possible for Origin to predict all of them.  Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact Information
Investor Relations
Chris Reigelman
318-497-3177
chris@origin.bank

Media Contact
Ryan Kilpatrick
318-232-7472
rkilpatrick@origin.bank